EXHIBIT 99

FOR IMMEDIATE RELEASE
November 8, 2011

Genesis Energy, L.P. Reports Record Third Quarter 2011 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its third quarter results. Results for the quarter ended September 30, 2011 and other significant events included the following:

•
For the third quarter of 2011, we generated total Available Cash before Reserves of $37.0 million.  Available Cash before Reserves for the same period in 2010 was $28.1 million.  Available Cash before Reserves is a non-GAAP measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash utilized in or provided by operating activities.  Net cash provided by operating activities was $29.7 million and $23.4 million for the third quarter of 2011 and 2010, respectively.

•
Net income attributable to the Partnership for the third quarter of 2011 was $19.1 million as compared to net income attributable to the Partnership of $5.1 million for the third quarter of 2010.  For the third quarter of 2011, net income per common unit was $0.27 per unit.  For the third quarter of 2010, the common unitholders’ share of our net income was $0.12 per unit.

•
On November 14, 2011, we will pay a quarterly distribution of $0.4275 per unit attributable to our financial and operational results for the third quarter of 2011.  Based on the number of units outstanding during the third quarter, our Available Cash before Reserves provided 1.2 times coverage for this quarterly distribution.

Grant Sims, CEO said “Once again, the partnership generated solid financial results.  During the quarter, we successfully completed two financing transactions as well as the acquisition of additional assets to expand our black oil service capabilities.”

“The partnership’s performance will allow us to make a distribution later this month of $0.4275 per unit, a 10.3% increase over the year earlier quarter.  This represents the twenty-fifth consecutive quarter in which we have increased the distribution to our unitholders, and the twentieth quarter during such period the distribution has been increased by at least 10% over the year earlier quarter.”

Sims continued, “We are pleased with the continuing and increasingly integrated performance of our existing businesses.  We are excited about several of our growth initiatives.  Last week, we announced execution of agreements to acquire interests in several crude oil pipelines, including Poseidon.  While we must wait for the waiver or expiration of certain existing rights of first refusal before we can complete the acquisitions, we believe if we’re successful in acquiring these pipelines that they will complement our existing infrastructure and enhance our ability to provide attractive capacity and market optionality to producers as well as our refining customers onshore in Texas and Louisiana.”

“We have made significant progress on our truck station in West Columbia, our pipeline enhancements and the development of our crude terminal in Texas City.  We expect these integrated projects to be fully operational by the end of the first quarter next year.”

“Also, in Texas, we are facilitating the return to commercial operations of a 15,000 barrel a day refinery in Wilson County, Texas, a focal point for Eagle Ford production operations.  For three years, we will have an exclusive crude oil supply contract, a profit sharing arrangement from the sale of the refined products, and priority rights to further develop a permanent crude oil gathering and marketing operation in and around the refinery footprint.”

“In Wyoming, we have recently purchased an approximate 90% interest in a 3,500 barrel per day refinery located in Converse County to which we have been supplying crude oil since August 2010.  With the refinery, we are purchasing an approximate 90% interest in some 300 miles of abandoned 3”-6” oil pipeline that we believe can economically be refurbished and returned to service as an early delivery system of crude oil production from the emerging Powder River Basin portion of the Niobrara Shale.”

“Because of these and other identified opportunities, we are in the process of expanding our crude oil trucking operations by 40% with new tractors and crude capable trailers. Consistent with current practices, we will obtain the use of those tractors and trailers under third party operating leases.  While we would hope to see some contribution from these growth initiatives in the current quarter, most of the run rate contribution will begin to be realized in the new year.”

Sims concluded, “We once again want to recognize the contribution of our employees.  Because of their dedication to safe, responsible and efficient operations, we continue to work together to be able to deliver increasing, long term value for all of our stakeholders.”

Financial Results

In the first quarter of 2011, we combined our industrial gases segment with our supply and logistics segment to reflect the manner in which we manage our operations.  Results of the 2010 third quarter have been recast to reflect this change.

Comparison Third Quarter 2011 to Third Quarter 2010

Available Cash before Reserves (a non-GAAP measure) increased to $37.0 million in the third quarter of 2011 as compared to $28.1 million for the same period in 2010.  The primary components impacting Available Cash before Reserves are Segment Margin, corporate general and administrative expenses (excluding non-cash charges), interest expense and maintenance capital expenditures.  Variances from the 2010 third quarter in these components are explained as follows:

Segment Margin

Segment margin is defined and reconciled later in this press release to income before income taxes.  For the third quarters of 2011 and 2010, segment results were as follows:

	Pipeline	Refinery	Supply &
	Transportation	Services	Logistics	Total
	(in thousands)
Segment margin (1)

Three months ended September 30, 2011	$16,030	$17,992	$18,909	$52,931

Three months ended September 30, 2010	$11,920	$16,218	$11,235	$39,373

(1)
Segment margin was calculated as revenues less cost of sales, operating expenses and segment general and administrative expenses, plus our share of the distributable cash generated by our joint ventures.  Segment margin excludes the non-cash effects of our stock appreciation rights plan and unrealized gains and losses from derivative transactions, and includes the non-income portion of payments received under direct financing leases.  A reconciliation of segment margin to income before income taxes is presented for periods presented in the table at the end of this release.

Pipeline transportation Segment Margin increased $4.1 million, or 34%, between the third quarter periods.  On November 23, 2010, we acquired a 50% interest in Cameron Highway Oil Pipeline Company (“Cameron Highway”).  Our share of the available cash before reserves generated by Cameron Highway during the third quarter was $2.8 million. Revenues during that period from our onshore crude oil pipelines increased $1.3 million, with onshore throughput volumes increasing 10,977 barrels per day.  This volume increase primarily related to our Texas Pipeline System, which experienced an increase in demand from the refiners connected to that pipeline.

Our refinery services Segment Margin increased $1.8 million, or 11%, in the 2011 quarter compared to the same period in 2010.  NaHS sales volumes decreased by 5.7% from 35,415 dry short tons (DST) in the third quarter of 2010 to 33,396 DST in the third quarter of 2011.   Sales of caustic soda increased 9.3% from 21,442 DST to 23,440 DST, between those same periods. Revenues increased primarily as a function of the increase in the average index price for caustic soda.  Market prices for caustic soda increased from an average of approximately $378 per DST in the third quarter of 2010 to an average of approximately $540 per DST during the third quarter of 2011.  Our cost of sales increased correspondingly to the rise in the average index price for caustic soda, although this was somewhat offset by the efficiencies gained from our bulk purchase, logistic and storage capabilities, as well as operating efficiencies realized at several of our sour gas processing locations.

Supply and logistics Segment Margin increased $7.7 million, or 68%, between the quarters. Increased volumes, operating efficiencies and changes we made in some of our existing crude oil and petroleum products commercial arrangements increased Segment Margin.  Increased production from new sources of crude oil has increased the demand for our services.  Segment Margin also increased approximately $2.9 million quarter to quarter due to the addition of the black oil barge transportation business acquired from Florida Marine on August 9, 2011.

 Other Components of Available Cash before Reserves

Also affecting Available Cash before Reserves between the third quarter periods was increased interest expense.  Our interest costs increased between the periods by $5.0 million primarily as a result of the issuance of unsecured notes in November 2010.  Somewhat offsetting the increase in interest expense was $0.9 million of DG Marine 2010 earnings that were excluded from Available Cash before Reserves, although it was included in segment margin.  After we acquired the remaining ownership interest in DG Marine and paid-off the non-recourse debt in July 2010, we included DG Marine’s earnings in both segment margin and Available Cash before Reserves.

Other items affecting Available Cash before Reserves between the third quarter periods were an increase in proceeds from sales of surplus assets of $3.3 million and an increase in maintenance capital expenditures of $1.5 million, primarily relating to our fleet of vessels utilized in our supply and logistics operations.  While maintenance capital expenditures were higher in the quarterly period, we expect the annual total for 2011 to be between $4 million and $5 million.

Several adjustments to net income attributable to the Partnership are required to calculate Available Cash before Reserves.  The calculation of Available Cash before Reserves for the quarters ended September 30, 2011 and 2010 is as follows:

	Three Months Ended
	September 30, 2011	September 30, 2010
	(in thousands)

Available Cash before Reserves	$37,041	$28,126
Depreciation and amortization	(14,593)	(13,477)
Cash received from direct financing leases not
included in income	(1,167)	(1,063)
Cash effects of sales of certain assets	(3,382)	(53)
Effects of available cash generated by equity method
investees not included in income	(3,701)	(196)
Cash effects of equity-based compensation plans	306	165
Non-cash tax benefit (expense)	48	(235)
Loss of DG Marine in excess of distributable cash	-	(1,686)
Non-cash equity-based compensation benefit (expense)	930	(4,999)
Expenses related to acquiring or constructing assets
that provide new sources of cash flow	(1,008)	(449)
Unrealized gains (loss) on derivative transactions
excluding fair value hedges	4,355	(2,934)
Other items, net	(1,985)	1,153
Maintenance capital expenditures	2,244	716
Net income attributable to Genesis Energy, L.P.	$19,088	$5,068

Other Components of Net Income

In the third quarter of 2011, the Partnership recorded net income of $19.1 million as compared to net income attributable to the Partnership of $5.1 million for the third quarter of 2010.  In addition to the factors impacting Available Cash before Reserves, net income included the effect of depreciation and amortization which totaled $14.6 million for the 2011 quarter as compared to $13.5 million for the 2010 quarter.  Net income for the 2011 third quarter also included $1.0 million of expenses related to activities related to the acquisition of assets or growth of the partnership – primarily one-time transaction costs.  In the prior year period, these expenses totaled $0.4 million.   Net income includes the effects of certain non-cash unrealized gains and losses from derivative transactions that are not included in segment margin until realized.  In the third quarter of 2011, these non-cash unrealized gains totaled $4.4 million as compared with an unrealized loss of $2.9 million in the prior year.  In the 2011 quarterly period, we recorded a non-cash benefit related to certain equity-based compensation plans of $0.9 million.  In the 2010 period, the charge for these plans was $5.0 million.  Fluctuations in the market price of our common units as well as non-cash expense borne by our general partner in 2010 were the reasons for the difference.

Distributions

Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.04 per unit, or 10.3%.  Distributions paid over the last four quarters, and the distribution to be paid on November 14, 2011 for the third quarter of 2011, are as follows:

		Per Unit
Distribution For	Date Paid	Amount
Third quarter 2011	November 2011	$0.4275
Second quarter 2011	August 2011	$0.4150
First quarter 2011	May 2011	$0.4075
Fourth quarter 2010	February 2011	$0.4000
Third quarter 2010	November 2010	$0.3875

Earnings Conference Call

We will broadcast our Earnings Conference Call on Tuesday, November 8, 2011, at 9:00 a.m. Central time.  This call can be accessed at www.genesisenergy.com.  Choose the Investor Relations button.  Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software.  For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days.  There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include pipeline transportation, refinery services and supply and logistics.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil, refined products, and certain industrial gases. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward-looking statement.

(tables follow)

[

Genesis Energy, L.P.
Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Three Months Ended		Three Months Ended
	September 30, 2011		September 30, 2010

Revenues	$830,200		$576,012
Costs of sales	777,957		541,762
General and administrative expenses	8,905		10,583
Depreciation and amortization	14,593		13,477
Loss from disposal of surplus assets	113		7
OPERATING INCOME	28,632		10,183
Equity in (losses) earnings of equity investees	(412)		377
Interest expense	(8,960)		(6,542)
Income before income taxes	19,260		4,018
Income tax expense	(172)		(155)
NET INCOME	19,088		3,863
Net loss attributable to noncontrolling interests	-		1,205
NET INCOME ATTRIBUTABLE TO
GENESIS ENERGY, L.P.	$19,088		$5,068

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$0.27		$0.12

Volume data:
Crude oil pipeline barrels per day (onshore total)	82,753		71,776
Jay Pipeline System barrels per day	17,720		16,555
Texas Pipeline System barrels per day	44,149		31,549
Mississippi Pipeline System barrels per day	20,884		23,672
Cameron Highway barrels per day (offshore total)	90,312	(1)	-
Free State CO2 System Mcf per day	192,041		158,546
NaHS dry short tons sold	33,396		35,415
NaOH (caustic soda) dry short tons sold	23,440		21,442
Crude oil and petroleum products sales - barrels per day	74,732		70,942

(1) Represents 100% of joint venture volume for the third quarter of 2011

[

Genesis Energy, L.P.
Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Nine Months Ended		Nine Months Ended
	September 30, 2011		September 30, 2010

Revenues	$2,282,788		$1,499,081
Costs of sales	2,146,954		1,396,369
General and administrative expenses	25,339		23,678
Depreciation and amortization	42,749		40,489
Loss from disposal of surplus assets	351		25
OPERATING INCOME	67,395		38,520
Equity in earnings of equity investees	3,377		922
Interest expense	(26,670)		(13,506)
Income before income taxes	44,102		25,936
Income tax expense	(626)		(1,827)
NET INCOME	43,476		24,109
Net loss attributable to noncontrolling interests	-		2,082
NET INCOME ATTRIBUTABLE TO
GENESIS ENERGY, L.P.	$43,476		$26,191

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$0.65		$0.48

Volume data:
Crude oil pipeline barrels per day (onshore total)	83,352		65,218
Jay Pipeline System barrels per day	16,449		15,188
Texas Pipeline System barrels per day	46,020		26,280
Mississippi Pipeline System barrels per day	20,883		23,750
Cameron Highway barrels per day (offshore total)	123,034	(1)	-
Free State CO2 System Mcf per day	166,302		155,541
NaHS dry short tons sold	106,709		106,829
NaOH (caustic soda) dry short tons sold	74,289		66,778
Crude oil and petroleum products sales - barrels per day	69,717		59,576

(1) Represents 100% of joint venture volume for the nine months ended September 30, 2011

Genesis Energy, L.P.
Condensed Consolidated Balance Sheets - Unaudited
(in thousands, except number of units)

	September 30, 2011	December 31, 2010

ASSETS
Cash	$4,376	$5,762
Accounts receivable, net	223,797	171,550
Inventories	89,730	55,428
Other current assets	25,460	19,798
Total current assets	343,363	252,538
Fixed assets, net	394,965	265,056
Investment in direct financing leases	164,712	168,438
Equity investees	331,703	343,434
Intangible assets, net	101,323	120,175
Goodwill	325,046	325,046
Other assets	30,091	32,048
Total Assets	$1,691,203	$1,506,735

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable	$180,994	$165,978
Accrued liabilities	56,568	40,736
Total current liabilities	237,562	206,714
Senior secured credit facilities	367,900	360,000
Senior unsecured long-term notes	250,000	250,000
Deferred tax liabilities	13,715	15,193
Other liabilities	6,384	5,564
Partners' Capital:
Common unitholders	815,642	669,264
Total Liabilities and Partners' Capital	$1,691,203	$1,506,735

Units Data:
Total common units outstanding	71,965,062	64,615,062

RECONCILIATION OF SEGMENT MARGIN TO INCOME BEFORE
INCOME TAXES-UNAUDITED

	Three Months Ended
	September 30, 2011	September 30, 2010
	(in thousands)

Segment margin	$52,931	$39,373
Corporate general and administrative expenses	(8,194)	(9,769)
Non-cash items included in corporate general and
administrative costs	(219)	3,702
Cash expenditures not included in Adjusted EBITDA	1,008	449
Cash expenditures not included in net income	(327)	(186)
DG Marine contribution to segment margin	-	(941)
Adjusted EBITDA	45,199	32,628
DG Marine contribution to segment margin	-	941
Depreciation and amortization	(14,593)	(13,477)
Net loss from disposal of surplus assets	(113)	(7)
Interest expense, net	(8,960)	(6,542)
Cash expenditures not included in Adjusted EBITDA
or net income	(681)	(263)
Other non-cash items	(1,592)	(9,262)
Income before income taxes	$19,260	$4,018

CALCULATION OF NET INCOME PER COMMON UNIT - UNAUDITED
(in thousands, except per unit amounts)
	Three Months Ended
	September 30,
	2011	2010
Numerators for basic and diluted net income
per common unit:
Net income attributable to Genesis Energy, L.P.	$19,088	$5,068
Less: General partner's incentive distribution
to be paid for the period	-	(3,147)
Add: Expense for Class B Awards	-	2,965
Subtotal	19,088	4,886
Less: General partner 2% ownership	-	(98)
Income available for common unitholders	$19,088	$4,788

Denominator for basic and diluted per common unit	70,447	39,586

Basic and diluted net income per common unit	$0.27	$0.12

	Nine Months Ended
	September 30,
	2011	2010
Numerators for basic and diluted net income
per common unit:
Net income attributable to Genesis Energy, L.P.	$43,476	$26,191
Less: General partner's incentive distribution
to be paid for the period	-	(8,128)
Add: Expense for Class B Awards	-	1,289
Subtotal	43,476	19,352
Less: General partner 2% ownership	-	(387)
Income available for common unitholders	$43,476	$18,965

Denominator for basic and diluted per common unit	66,580	39,573

Basic and diluted net income per common unit	$0.65	$0.48

GAAP to Non-GAAP Financial Measure Reconciliation - Unaudited

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO
NET CASH FLOWS FROM OPERATING ACTIVITIES

	Three Months Ended
	September 30,
	2011	2010
	(in thousands)

Net cash flows provided by operating
activities (GAAP measure)	$29,724	$23,361
Adjustments to reconcile net cash flow provided by
operating activities to Available Cash before
Reserves:
Maintenance capital expenditures	(2,244)	(716)
Proceeds from sales of certain assets	3,269	46
Amortization and write-off of credit facility issuance
costs	(792)	(1,229)
Effects of available cash from equity investees not
included in operating cash flows	2,481	201
Earnings of DG Marine in excess of
distributable cash	-	1,686
Expenses related to acquiring or constructing
assets that provide new sources of cash flow	1,008	449
Other items affecting Available Cash	1,892	(231)
Net effect of changes in operating accounts not
included in calculation of Available Cash	1,703	4,559
Available Cash before Reserves (Non-GAAP measure)	$37,041	$28,126

CHANGES IN OPERATING ACCOUNTS NOT INCLUDED IN CALCULATION
OF AVAILABLE CASH BEFORE RESERVES - UNAUDITED

	Three Months Ended
	September 30,
	2011	2010
	(in thousands)
Decrease (increase) in:
Accounts receivable	$2,455	$(44,641)
Inventories	(910)	19,437
Other current assets	3,242	1,873
Increase (decrease) in:
Accounts payable	(20,214)	17,201
Accrued liabilities	13,724	1,571
Net changes in components of operating assets
and liabilities	$(1,703)	$(4,559)

ADJUSTED EBITDA RECONCILIATION TO
NET CASH FLOWS FROM OPERATING ACTIVITIES

	Three Months Ended
	September 30,
	2011	2010
	(in thousands)

Net cash flows provided by operating
activities (GAAP measure)	$29,724	$23,361
Adjustments to reconcile net cash flow provided by
operating activities to Adjusted EBITDA:
Interest expense, net of amortization and write-off of credit
facility issuance fees	8,168	5,313
Income tax expense	220	(80)
Effects of available cash from equity investees not
included in operating cash flows	2,481	201
Cash flows of DG Marine unavailable to the Partnership	-	(941)
Expenses related to acquiring or constructing
assets that provide new sources of cash flow	1,008	449
Miscellaneous non-cash and other amounts to reconcile Adjusted
EBITDA and net cash flows provided by operating activities	1,895	(234)
Net effect of changes in operating accounts not
included in calculation of Available Cash	1,703	4,559
Adjusted EBITDA (Non-GAAP measure)	$45,199	$32,628

This press release and the accompanying schedules include non-generally accepted accounting principle (“non-GAAP”) financial measures of available cash and Adjusted EBITDA.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures of liquidity or financial performance.  We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available cash before Reserves. Available Cash before Reserves is a liquidity measure used by management to compare cash flows generated by us to the cash distribution paid to our common unitholders.  This is an important financial measure to the external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities.  Lastly, Available Cash before Reserves (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.  Available Cash before Reserves data presented in this press release may not be comparable to similarly titled measures of other companies as Available Cash before Reserves excludes some, but not all items that affect net income or loss and because these measures may vary among other companies.

We define available cash as net income or loss as adjusted for specific items, the most significant of which are the addition of non-cash expenses (such as depreciation), the substitution of cash generated by our joint ventures in lieu of our equity income attributable to such joint ventures, the elimination of gains and losses on asset sales (except those from the sale of surplus assets) and unrealized gains and losses on derivative transactions, the elimination of expenses related to acquiring assets that provide new sources of cash flows and the subtraction of maintenance capital expenditures, which are expenditures that are necessary to sustain existing (but not to provide new sources of) cash flows.

Adjusted EBITDA.                                Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies.  Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

We define Adjusted EBITDA as net income or loss plus net interest expense, income taxes, depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, non-cash equity-based compensation expense, expenses related to acquiring assets that provide new sources of cash flow and the effects of available cash generated by equity method investees not included in income.  We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.

# # #

Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516